Exhibit 10.1

August 3, 2022

Jack Creek Investment Corp.

386 Park Avenue South, 20th Floor

New York, NY 10016

RE: Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Jack Creek Investment Corp., a Cayman Islands exempted company (“Purchaser”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Purchaser (“New PubCo”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo, Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo, Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo, Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo, BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership, and Bridger Aerospace Group Holdings, LLC, Delaware limited liability company (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Purchaser, New PubCo, JCIC Sponsor LLC, a Cayman Islands exempted limited partnership (the “Sponsor”) and each of the undersigned directors and officers of Purchaser (together with the Sponsor, the “Sponsor Persons”), in connection with the Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New PubCo, Purchaser and the Sponsor Persons hereby agree as follows:

1.

The Sponsor represents and warrants that it holds 8,550,000 shares of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Common Stock”), as of the date of this Letter Agreement. The Sponsor Persons (excluding the Sponsor) represent and warrant that they collectively hold 75,000 shares of the issued and outstanding Purchaser Class B Common Stock, as of the date of this Letter Agreement. The Sponsor Persons represent and warrant that, as of the date hereof, there are 8,625,000 shares of Purchaser Class B Common Stock issued and outstanding.

2.

Each Sponsor Person agrees that if Purchaser seeks shareholder approval of the Merger Agreement and the Transactions (including, if applicable, any Extension), then, in connection therewith, such Sponsor Person shall (i) appear at the Special Meeting (or any other meeting of the holders of Purchaser Ordinary Shares called in connection with such matters) or otherwise cause any Purchaser Ordinary Shares owned by it, him or her to be counted as present thereat for the purpose of establishing a quorum, (ii) vote or cause to be voted at the Special Meeting (or any other meeting of the holders of Purchaser Ordinary Shares called in connection with such matters) all of the Purchaser Ordinary Shares held by it, him or her in favor of the Merger Agreement and the Transactions (including each of the Purchaser Shareholder Matters and, if applicable, any Extension and any other proposals recommended by Purchaser’s Board of Directors in connection with such matters) and (iii) not redeem any such Purchaser Ordinary Shares held by it, him or her.

3.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 12.01, 12.02 and 12.03 of the Merger Agreement, effective immediately prior to the Closing, each Sponsor Person hereby waives, in accordance with Section 17.4 of the Memorandum and Articles, any and all rights that any holder of Purchaser Class B Common Stock has or will have under Section 17.3 of the Memorandum and Articles to receive, with respect to each share of Purchaser Class B Common Stock held by such Sponsor Person, more than one (1) share of New PubCo Common Stock upon automatic conversion of such shares of Purchaser Class B Common Stock in accordance with the Memorandum and Articles in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, each Sponsor Person hereby acknowledges and agrees that pursuant to the Merger Agreement, each share of Purchaser Class B Common Stock shall automatically convert into one (1) share of New PubCo Common Stock.

4.

Upon and subject to the Closing, a number of shares of Purchaser Class B Common Stock owned by the Sponsor (the “Sponsor Shares”) equal to the sum of (a) 8,550,000 minus the number of Available Sponsor Shares (as defined below), and (b) if the amount remaining in the Trust Account is less than $20,000,000 after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, (i) the excess of Purchaser Transaction Expenses (as defined below) over $6,500,000, if any, divided by (ii) $10.00, shall be forfeited by the Sponsor effective as of immediately prior to the Closing.

5.

Upon and subject to the Closing, an aggregate amount of 20% of the Available Sponsor Shares (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture if the applicable Triggering Event does not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with paragraph 8 of this Letter Agreement. Any Sponsor Earnout Shares that remain unvested as of the end of the Earnout Period shall be forfeited by the Sponsor effective as of the end of the Earnout Period.

6.

The holders of the Sponsor Earnout Shares shall not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any Sponsor Earnout Shares until the date on which the applicable Triggering Event has occurred; provided, that the Sponsor may distribute the Sponsor Earnout Shares to its members in accordance with its organizational documents and the Registration Rights Agreement.

7.

Any certificates or book entries representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of New PubCo Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, New PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by New PubCo and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

8.

A portion of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of the Triggering Event applicable to such portion of the Sponsor Earnout Shares during the Earnout Period; provided, however, that each of the Triggering Events described in clauses (i) and (ii) of the definition of “Triggering Event” shall occur only once, if at all.

9.

If New PubCo at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New PubCo Charter or the New PubCo Bylaws (the “Governing Documents”), scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization) the New PubCo Common Stock, the share prices set forth in the definition of “Triggering Event” below shall be equitably adjusted by New PubCo in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

10.

Immediately prior to the consummation of the Transactions, if the balance of the trust account formed pursuant to that certain Investment Management Trust Agreement, dated as of January 26, 2021, by and between Purchaser and Continental Stock Transfer & Trust Company (the “Trust Account”) is less than $50,000,000.00, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, then immediately prior to Closing, each of Purchaser and Sponsor agree to convert any outstanding loan balance under that certain Promissory Note (the “Promissory Note”), dated as of February 16, 2022, by and between Purchaser and Sponsor, into a number of Purchaser Class A Ordinary Shares equal to the amount of outstanding loan balance under the Promissory Note divided by $10.00, rounded up to the nearest whole share.

11.	As used herein:

a.

“Available Sponsor Shares” shall mean (i) if the Trust Account is less than or equal to $50,000,000, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, 4,275,000 Sponsor Shares and (ii) if the Trust Account is greater than $50,000,000, after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, a number of Sponsor Shares equal to (A) 8,550,000, multiplied by (B)(1) the amount in the Trust Account after deducting all amounts payable in respect of Purchaser Class A Ordinary Shares submitted for redemption in connection with the consummation of the Transactions, divided by (2) $100,000,000; provided, that, in no event shall the Available Sponsor Shares exceed 8,550,000.

b.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo or any of its Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of New PubCo or any of its Subsidiaries to any Person.

c.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of New PubCo Common Stock as reported on Nasdaq (or the exchange on which the shares of New PubCo Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New PubCo Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New PubCo Common Stock).

d.	“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing Date.

e.

“Purchaser Transaction Expenses” shall mean the aggregate of fees and expenses for legal counsel, accounting advisors, external auditors and financial advisors incurred by Purchaser in connection with the Transactions prior to Closing, but excluding, for the avoidance of doubt, any deferred underwriting fees.

f.

“Triggering Event” shall mean, (i) with respect to 50% of the Sponsor Earnout Shares, the first date during the Earnout Period on which the Common Share Price is greater than $11.50 (the First Common Share Price Threshold”) and (ii) with respect to the remaining 50% of Sponsor Earnout Shares, the first date during the Earnout Period on which the Common Share Price is greater than $13.00 (the “Second Common Share Price Threshold”); provided, that in the event of a Change of Control during the Earnout Period pursuant to which New PubCo or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least (x) the First Common Share Price Threshold with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and, for the avoidance of doubt, such determination shall be made assuming that 50% of the Sponsor Earnout Shares have already vested), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control with respect to 50% of the Sponsor Earnout Shares and (y) the Second Common Share Price Threshold with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and, for the avoidance of doubt, such determination shall be made assuming that all of the Sponsor Earnout Shares would have already vested), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control with respect to the remaining 50% of the Sponsor Earnout Shares.

12.

The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto. This Letter Agreement may not be amended without the written consent of the Company.

13.

This Letter Agreement, together with the Merger Agreement to the extent referenced herein and the other agreements entered into by the Sponsor Persons in connection with the initial public offering of Purchaser (including, without limitation, that certain letter agreement, dated as of January 26, 2021, among Purchaser and each of the Sponsor Persons), constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

14.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and the Company, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

15.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 14.01 (Waiver), 14.06 (Governing Law), 14.07 (Captions; Counterparts); 14.10 (Amendments); 14.11 (Severability), 14.12 (Jurisdiction; Waiver of Trial by Jury) and 14.13 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

16.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, to:

c/o Jack Creek Investment Corp

386 Park Avenue South, FL 20

New York, NY 10016

Attention: Tariq Khan; Lauren Ores

E-mail: tkhan@kshcapital.com; lores@kshcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jackie Cohen

Email: jackie.cohen@weil.com

17.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the First Effective Time.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

JCIC SPONSOR LLC
By its Manager, KSH CAPITAL LP
Acting by its General Partner
KSH CAPITAL GP LLC

By:	/s/ Robert F. Savage
Name: Robert F. Savage
Title: President

Acknowledged and agreed as of the date of this Letter Agreement:

JACK CREEK INVESTMENT CORP.

By:	/s/ Robert F. Savage

Name: Robert F. Savage
Title: Chief Executive Officer

WILDFIRE NEW PUBCO, INC.

By:	/s/ Robert F. Savage

Name:	Robert F. Savage
Title:	President

[Signature Page to Letter Agreement]

SPONSOR PERSONS:

By:	/s/ Jeffrey E. Kelter
Name:	Jeffrey E. Kelter
Title:	Executive Chairman and
Chairman of the Board of Directors

By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	Chief Executive Officer

By:	/s/ Thomas Jermoluk
Name:	Thomas Jermoluk
Title:	President, Director

By:	/s/ James H. Clark
Name:	James H. Clark
Title:	Chief Technology Officer

By:	/s/ Lauren D. Ores
Name:	Lauren D. Ores
Title:	Chief Financial Officer

By:	/s/ Heather Hartnett
Name:	Heather Hartnett
Title:	Director

By:	/s/ Samir Kaul
Name:	Samir Kaul
Title:	Director

By:	/s/ Richard Noll
Name:	Richard Noll
Title:	Director

[Signature Page to Letter Agreement]